EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Completes the Sale of its Western Core Fayetteville Shale Properties

DECEMBER 21, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that the previously announced sale of its Western Core Fayetteville Shale properties to Petrohawk Energy Corporation (“Petrohawk”) (NYSE: HK) closed on December 21, 2007. The Company received a total of $199.2 million and intends to use the proceeds to finance the purchase of producing properties utilizing a 1031 like-kind exchange structure. Assuming a successful like-kind exchange, the Company expects to report a profit on this sale of approximately $162.4 million in the quarter ending December 31, 2007.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We have already begun the process to analyze potential property acquisitions to fully utilize our $199.2 million in proceeds in a like-kind exchange. In the meantime, our proceeds will be invested at a rate of approximately 4.5%.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com